Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

INTERNATIONAL ASSETS HOLDING CORPORATION

To the Secretary of State of Delaware:

1. The name of the Corporation is International Assets Holding Corporation.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Count of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. Capital Stock

(a)	Number and Class of Shares Authorized: Par Value

(i) Common Stock. The aggregate number of shares of common stock which the Corporation shall have authority to issue is 12,000,000 with a par value of $0.01 per share.

(ii) Preferred Stock. The aggregate number of shares of Preferred Stock which the Corporation shall have authority to issue is 5,000,000 with a par value of $0.01 per share.

(b)	Description of Preferred Stock.

The terms, preferences, limitations and relative rights of the Preferred Stock are as follows:

(i) The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and a are not stated and expressed in this Certificate of Incorporation or any amendment hereto, including (but not without limiting the generality of the foregoing) the following:

(A) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors;

(B) The rate of dividends payable on shares of such series, the times of payment, whether dividends shall be cumulative, the conditions upon which and the date from which such dividends shall be cumulative;

(C) Whether shares of such series can be redeemed, the time or times when, and the price or prices at which shares of such series shall be redeemable, the redemption price, terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase or redemption of such shares;

(D) The amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(E) The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for shares of Common Stock or shares of any other class or series of Preferred Stock and the terms and conditions of such conversion or exchange; and

(F) The rights, if any, of the holders of shares of such series to vote.

(ii) Except in respect of the relative rights and preferences that may be provided by the Board of Directors as hereinbefore provided, all shares of Preferred Stock shall be of equal rank and shall be identical, and each share of a series shall be identical in all respect with the other shares of the same series.

5. The name and mailing address of the incorporator is Steven M. Felsenstein, Esq., 1100 Franklin Plaza, Philadelphia, PA 19102.

6. The Corporation is to have perpetual existence.

7. The number of directors constituting the initial directors of the Corporation shall be 4; and the names and addresses of the directors are as follows:

Diego J. Veitia

422 West Fairbanks Ave.

Suite 300

Winter Park, Florida 32789

Mark Missler

422 West Fairbanks Ave.

Suite 300

Winter Park, Florida 32789

Dennis M. Hardaker

18400 Von Karman

Suite 580

Irvine, California 92715

8. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

9. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

10. A vote of at least seventy-five percent (75%) of the shares of common stock is required to remove or change the Chairman of the Board.

11. (a) No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the willful or negligent payment of unlawful dividends or unlawful stock repurchases or redemptions in violation of Section 174 of the Delaware Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

12. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the incorporator hereinbefore name, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that it is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 23rd day of October, 1987

/s/ STEVEN M. FELSENSTEIN

Subscribed and sworn to

before me this 23rd day of

October, 1987.

/s/ DONNA J. CHERRY

Notary Public

In and for the County of Philadelphia.

State of Pennsylvania

My Commission Expires: April 11, 1988

(Notarial Seal)

Filed:	October 26, 1987
As amended:	January 25, 1993
June 30, 1993
April 07, 2000
May 07, 2002
October 1, 2003
April 16, 2004

3